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FOR IMMEDIATE RELEASE

Media Contacts:   Betty Riess, BA Merchant Services, Inc., 415/622-6397
                  Jamie Pickrell, NationsBank, 704/386-0116
Investor Contact: Vince Barella, BA Merchant Services, Inc., 415/241-7732


                      BA MERCHANT SERVICES (BAMS) TO BE
                     MERCHANT PROCESSOR FOLLOWING MERGER

        SAN FRANCISCO, May 29, 1998 - BA Merchant Services, Inc. (NYSE-BPI) today announced that BankAmerica Corporation and NationsBank Corporation have determined that BAMS will be the principal merchant servicer for their combined organization following the merger. Patrick Phillips, who will be head of Card Services for the combined entity, will manage the relationship with BAMS.

        The merger is subject to regulatory and shareholder approval.

        NationsBank currently offers merchant services through Unified Merchant Services, a venture between NationsBank and First Data Merchant Services. NationsBank will seek to renegotiate its existing relationship with First Data Merchant Services in order to assure that there is a single provider of merchant services for the combined entity. The outcome of these negotiations and their impact on BAMS are yet to be determined.

        A subsidiary of Bank of America NT&SA, BA Merchant Services, Inc. was incorporated in October, 1996, and provides an array of electronic payment processing and related products and services to merchants who accept credit, charge, and debit cards as payment for goods and services throughout the United States and certain Asian countries.

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